UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Location Based Technologies, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LOCATION BASED TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2009
10:00 A.M. PACIFIC TIME

TO THE SHAREHOLDERS OF LOCATION BASED TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Location Based Technologies, Inc., a Nevada corporation (the “Company”), will be held on Friday, May 22, 2009, at 10:00 a.m., Pacific Time, at the Company’s offices at 4989 East La Palma Avenue, Second Floor, Anaheim, California 92807, for the following purposes:

1.	To elect directors to serve until the 2010 Annual Meeting of Shareholders;

2.	To ratify the appointment of Comiskey & Company, P.C., as independent registered auditors of the Company for the year ending August 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The foregoing business items are more fully described in the attached proxy statement which is made part of this Notice.  Shareholders of record at the close of business on Friday, April 3, 2009, may attend and vote at the Annual Meeting.  If you will not be attending the meeting, we request you vote your shares as promptly as possible.  You may mark your votes, date, sign and return the Proxy in the postage-prepaid envelope enclosed for that purpose.  Any shareholder attending the meeting may vote in person, even if he, she or it has already returned a Proxy.

In addition to the proxy statement, we enclose for your consideration a consent form (yellow form) authorizing the Company to deliver notice of shareholder meetings and related proxy information statements, and annual reports (if applicable) via electronic mail (e-mail).  Our ability to reduce the number of paper copies of those materials will in turn reduce our costs of printing and mailing paper copies.  Those costs can be substantial for a small company.  If you are willing to receive such materials via e-mail, please complete the form and return it in the enclosed postage-prepaid envelope also.

David M. Morse
Chief Executive Officer

Anaheim, California
April 13, 2009

IMPORTANT: Regardless of whether you plan to attend the Annual Meeting, you are requested to promptly complete, sign, date, and return the enclosed Proxy in the envelope provided.  You are also requested to complete the consent to receive notices and meeting information via e-mail, and return it in the enclosed envelope.

LOCATION BASED TECHNOLOGIES, INC.
Corporate Headquarters
4989 East La Palma Avenue
Anaheim, California 92807
1-888-600-1040

_____________________

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

_____________________

The enclosed Proxy is solicited on behalf of Location Based Technologies, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, May 22, 2009, at 10:00 a.m., Pacific Time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.  The Annual Meeting will be held at our corporate offices located at 4989 East La Palma Avenue, Second Floor, Anaheim, California 92807.  All references to “we,” “us,” or “our” in this proxy statement are references to the Company.

These proxy solicitation materials, which include the Proxy Statement and form of Proxy, were first mailed on or about April 13, 2009, to all shareholders entitled to vote at the Annual Meeting.  Our Annual Report on Form 10-KSB for the year ended August 31, 2008, and our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2009, are available on the web site of the Securities and Exchange Commission (“SEC”) at www.sec.gov.  We will mail copies of those reports to you upon request (written or telephonic) to our Secretary at the above address or telephone number.

NOTE:  We are not yet required to register our Common Stock with the SEC under the Securities Exchange Act of 1934, as amended (“34 Act”).  Thus, we are not required to comply with the SEC’s proxy rules.  Nevertheless, we believe this proxy statement and the accompanying financial information contains all the information you need to make the decisions requested.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

Shareholders of record at the close of business on April 3, 2009 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.  Presence in person or by Proxy of a majority of the shares of Common Stock outstanding on the Record Date is required for a quorum.  As of the close of business on the Record Date, 88,244,270 Shares of Common Stock were issued and outstanding and were the only class of voting securities outstanding.

Revocability of Proxies

Properly executed and unrevoked proxies received by us will be voted at the Annual Meeting in accordance with the instructions thereon.  Where no instructions are specified, the proxies will be voted in favor of all proposals set forth in the Notice of Meeting.

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted.  Proxies may be revoked by any of the following actions:

•	filing a written notice of revocation with our Secretary at our principal executive office (4989 East La Palma Avenue, Anaheim, California 92807).

•	filing with our Secretary at our principal executive office (4989 East La Palma Avenue, Anaheim, California 92807) a properly executed proxy showing a later date; or

•	attending the meeting and voting in person by ballot.

Our Voting Recommendations

The board of directors recommends that you vote:

•	“FOR” the Nominees to serve as directors until the 2010 Annual Meeting of Shareholders;

•	“FOR” the ratification of the appointment of Comiskey & Company, P.C., as independent registered auditors of the Company for the year ending August 31, 2009.

Voting and Solicitation

Each share of Common Stock outstanding on the Record Date of April 3, 2009, will be entitled to one vote on all matters presented at the Annual Meeting.  Shareholders do not have the right to cumulate their votes in the election of directors.

Shares of Common Stock represented by properly dated, executed, and returned Proxies will, unless such Proxies have been previously revoked, be voted in accordance with the instructions indicated thereon.  In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of our nominees for director; and (ii) FOR the ratification of the appointment of Comiskey & Company, P.C., as our independent registered auditors for the year ending August 31, 2009.  No business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders is expected to come before the Annual Meeting.  Should any other matter requiring a vote of shareholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the board of directors.

We will pay the costs of soliciting Proxies from shareholders, including the preparation, assembly, printing and mailing of proxy solicitation materials.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward these materials to the beneficial owners of Common Stock.  We may reimburse brokerage firms and other such persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.  Proxies may be solicited by certain of the directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, letter, e-mail or facsimile.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date.  Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

Although there is no definitive Nevada statutory or case law authority as to the proper treatment of abstentions, judicial authority in Delaware holds that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors).  In the absence of controlling Nevada precedent to the contrary, we intend to treat abstentions in this manner.  Accordingly, abstentions will have the same effect as a vote against a proposal.

While we believe broker non-votes should be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, we believe broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted.  Accordingly, we intend to treat broker non-votes in this manner.  Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline For Receipt Of Shareholder Proposals

Shareholders may submit proposals that they believe should be voted upon at an Annual Meeting or nominate persons for election to our board of directors.  We expect to become registered with the SEC under the 34 Act in calendar year 2009 or 2010.  Thus, pursuant to Rule 14a-8 under the 34 Act, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2010 Proxy Statement. Any such shareholder proposals must be submitted in writing to the attention of the Secretary, Location Based Technologies, Inc., 4989 East La Palma Avenue, Anaheim, California 92807, no later than October 6, 2009.  Shareholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws.  The submission of a shareholder proposal does not guarantee that it will be included in our 2010 Proxy Statement.  If a shareholder gives notice of a proposal after the deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2010 Annual Meeting.

Certain Financial Information and Certifications

Please note that our financial statements and related information as well as the required certifications as promulgated by the Sarbanes-Oxley Act are as set forth in our Annual Report on Form 10-KSB for our fiscal year ended August 31, 2008, and our Quarterly Report on Form 10-Q for our fiscal quarter ended February 28, 2009, and are incorporated herein by this reference.  These documents are available for inspection on the SEC web site at www.sec.gov.  We will mail copies of those reports to you upon request (written or telephonic) to our Secretary at the above address or telephone number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Our board of directors is currently composed of three (3) members who are the founders of the Company.  Our By-Laws provide for a minimum of one (1) and a maximum of nine (9) members of the board of directors.  The members of the board of directors were elected by the shareholders at our last annual meeting in February 2008 to hold office until the next annual meeting.  The term for all of the current directors will expire at the 2009 Annual Meeting of Shareholders and thus each are nominated for reelection (“Nominees”).

During calendar year 2009, we expect to begin the process of identifying qualified, independent persons to sit on our board.  We believe it will take time to identify qualified persons to serve as independent directors.  Our goal is to have a majority of our board be independent.  Nominations from shareholders will be considered.  Such nominations should be sent to our Secretary at the above address and include the name and qualifications for board membership of such nominee, and the nominee’s written consent to serve.

Unless otherwise instructed, the holders of Proxies solicited by this Proxy Statement will vote the Proxies received by them for the Nominees.  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.  Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.  In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxy holders will vote for a nominee designated by the present board of directors to fill the vacancy.  We are not aware of any reason that any of the Nominees will be unable or will decline to serve as directors.  The board of directors recommends a vote “FOR” the election of the Nominees.

The names of the members of our board of directors, their ages as of April 3, 2009, and certain information about them, are set forth below.

Name	Age	Position(s)
David M. Morse, Ph.D.	55	Chairman of the Board, Co-President, Chief Executive Officer and Co-Founder
Joseph F. Scalisi	46	Director, Co-President, Chief Development Officer, and Co-Founder
Desiree Mejia	38	Director, Chief Operating Officer, Secretary and Co-Founder

David M. Morse, Ph.D. has been Co-President, Chief Executive Officer and Chairman of the board of directors since October 11, 2007.  Since September 16, 2005, he held similar positions in the operating company that was merged into the Company on October 11, 2007.  From late 2001 to 2005, he was involved in several start-up ventures providing consulting services (People Basics from August 2001 to April, 2002 and ESP Networks from April, 2002 to July, 2004).  Early development work on the PocketFinder began in 2004 and resulted in the establishment of PocketFinder, Inc. in September of 2005.  Dr. Morse brings 20 years of executive-level experience to the Company.  The majority of his career (1982 to 2001) has focused on the consumer market, leading him to serve as Vice President of Consumer Billing Services for Pacific Bell from 2000 to 2001 and his passion for customer service led to his appointment as Chief Customer Officer for Pacific Bell (1997 to 2000) where he worked directly with the Chairman and the Executive Committee to establish the alignment of corporate strategy and process management objectives.  Prior to then, he served as Vice President of Sales and Service for SBC, now AT&T, the second largest telecommunications company in the United States from 1991 to 1997.  While at SBC, he led an organization of more than 4,000 employees in 23 locations, serving 7,000,000 households.  Subsequent to leading the consumer organization, he served as Vice President of Product Marketing responsible for SBC’s core billing product.  Dr. Morse received a PhD in Organizational Behavior from Columbia Pacific University, a Master of Arts degree in Psychology from the University of Northern Colorado and a Bachelor of Science degree from Brigham Young University.

Joseph F. Scalisi has been Co-President, Chief Development Officer and a director since October 11, 2007.  Since September 16, 2005, he held the same positions in the operating company that was merged into the Company on October 11, 2007.  As co-founder of the operating company that was merged into the Company, Mr. Scalisi designed the first generation PocketFinder device.  With vast of knowledge of the communications industry, including expertise in patents and trademarks, Mr. Scalisi is responsible for filing intellectual property applications, architecting the PocketFinder design team (interactive voice recognition, or IVR, mapping interface, man-machine user interface, and hardware design) and participates in the negotiation of contracts.  Prior to becoming involved with the PocketFinder device, from February 2000 to November 2004, Mr. Scalisi was employed by ESP Networks doing wireless development for a restricted use cellular phone with an automated pager system.  Mr. Scalisi has received 14 domestic issued patents along with four international patents.  He is currently working on 12 additional patent applications filed over the past four years.  He has attended Fullerton College.  Mr. Scalisi and Ms. Mejia are husband and wife.

Desiree Mejia has been Chief Operating Officer, Secretary and a director since October 11, 2007.  Since September 16, 2005, she held the same positions in the operating company that was merged into the Company on October 11, 2007.  As a co-founder of the operating company that was merged into the Company, Ms. Mejia is responsible for running the day-to-day operations at the Company and directly interacts with the Accounting and Marketing departments.  Ms. Mejia developed the PocketFinder concept after realizing that a true need exists to “see” your children even when you can’t be with them.  With cofounder Joseph Scalisi, Ms. Mejia then took the concept of using a GSM/GPRS tracking platform, combining it with a mapping service and creating a revolutionary tracking system.  Thus PocketFinder system was born.  For the five years prior to becoming our Chief Operating Officer, Ms. Mejia worked for ESP Networks from December, 2000 through November, 2004.  Prior to that, Ms. Mejia worked with venture capital firms to help raise funds for the technology sector.  She also consulted with a wireless manufacturing company to assist the launch of a new wireless device.  Prior to this, Ms. Mejia worked with Deloitte and Touche, LLP where her specialties were in the technology and telecommunications field.  Previously, Ms. Mejia acted as the head researcher and assistant to the Chairman at MESA Research, whose clients included AT&T, Motorola, Nortel, 3Com and Phillips.  She has a Bachelor of Arts degree in Sociology from California State University, Dominguez Hills, California.  Mr. Scalisi and Ms. Mejia are husband and wife.

Control Group

David M. Morse, Joseph F. Scalisi and Desiree Mejia  (the “Control Group”) hold, in the aggregate, a majority (approximately 54.5%) of our voting power and they will continue to comprise a majority of our board for an indeterminate time.  They have no written agreement to vote together but usually will.  After the Company registers its common stock under the 34 Act, the members of the Control Group will file a Schedule 13D with the SEC to report their holding of our Common Stock as a group.  Directors who are members of the Control Group will continue to oversee the director nomination and executive compensation functions for the foreseeable future.  In their capacity as the Control Group, Messrs. Morse and Scalisi and Ms. Mejia have approved amended and restated by-laws for us, as well as our 2007 Stock Incentive Plan.

Board Committees

The board of directors has no standing committees.  When a sufficient number of qualified independent directors have been elected to the board of directors, we plan to establish an audit committee, a compensation committee and a nominating committee.

Shareholder Communication with the Board

Shareholders who wish to communicate with the board may do so by letters addressed in care of our Corporate Secretary at the address noted above.  Letters will be reviewed by our Secretary and relayed to the addressees as appropriate.

The board of directors has requested that certain items unrelated to the duties and responsibilities of the board not be relayed on to directors. These include unsolicited marketing materials or mass mailings; unsolicited publications; surveys and questionnaires; resumes and other forms of job inquiries; and requests for business contacts or referrals. In addition, the Corporate Secretary may handle in her discretion any director communication that is an ordinary business matter including routine questions, complaints and comments, and related communications that can appropriately be handled by management.

Director Compensation

Our directors who are also employees of the Company receive no additional compensation for service as directors.

Vote Required; Recommendation of Board of Directors

The nominees receiving the highest number of affirmative votes will be elected as directors.  Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have no other legal effect.  The board of directors has been advised by the Control Group described on page 5 hereof that it intends to vote FOR each of the Nominees in Proposal No. 1, thereby assuring that each of them will be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE NOMINEES SET FORTH ABOVE

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The board of directors has appointed Comiskey & Company, P.C., as the independent registered auditors to audit the financial statements of the Company for the fiscal year ending August 31, 2009.  We are submitting our selection of independent registered auditors for ratification by shareholders at our Annual Meeting.

Required Vote; Recommendation of the Board of Directors

Ratification of the Board’s appointment of Comiskey & Company, P.C., requires the affirmative vote of a majority of the Votes Cast.  In the event the shareholders do not approve the selection of Comiskey & Company, P.C., the appointment of the independent registered auditors will be reconsidered by the board of directors.  Even if the selection is ratified, the board of directors, in its discretion, may change the appointment at any time if it is determined that such a change would be in the best interests of the Company and its shareholders.  [The board of directors has been advised by the Control Group described on page 5 hereof that it intends to vote FOR Proposal No. 2, thereby assuring its passage.]

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our Common Stock as of April 15, 2009 by:  (i) each person known by us to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) by each director, (iii) by each of our named executive officers and (iv) all directors and executive officers as a group.  Except as otherwise indicated, the address for each person is 4989 East La Palma Avenue, Anaheim, California 92807.  Beneficial ownership includes voting or investment power with respect to the securities.  Subject to community property laws, where applicable, the persons and entities identified in the table below have sole voting and investment power with respect to all shares beneficially owned.  Percentage of beneficial ownership is based on 88,244,270 Shares of Common Stock outstanding as of April 3, 2009.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
David M. Morse	16,800,000	19.0%
Joseph F. Scalisi	14,508,398	16.5%
Desiree Mejia	16,800,000	19.0%
MPR Revocable Trust(1)	6,000,000	6.8%
All Directors and Executive Officers as a group	48,108,398	54.5%

(1)	Address: Attention Richard McWilliam, Trustee, c/o John Zimmer, 5909 Sea Otter Place, Carlsbad, California 92010

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our executive officers during the fiscal years ending August 31, 2007 and 2008.

Name and Principal Position	Fiscal Year Ended 8/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David M. Morse	2008	120,000(1)	–	–	–	–	–	–	120,000(1)
Co-President, Chief Executive Officer and Chairman of the Board	2007	120,000(1)	–	–	–	–	–	–	120,000(1)
Joseph F. Scalisi	2008	120,000(2)	–	–	–	–	–	–	120,000(2)
Co-President, Chief Development Officer and Director	2007	120,000(2)	–	–	–	–	–	–	120,000(2)
Desiree Mejia	2008	120,000(3)	–	–	–	–	–	–	120,000(3)
Chief Operating Officer, Secretary and Director	2007	120,000(3)	–	–	–	–	–	–	120,000(3)

(1)
In 2008, $95,000 was paid and $25,000 was accrued for future payment.  In 2007, $30,000 was paid and $90,000 was accrued for future payment.  At the election of the officer, accrued officer compensation may be converted into common stock of the Company at a rate of $1 per share.

(2)

In 2008, $64,980 was paid and $55,020 was accrued for future payment.  In 2007, $103,450 was paid and $16,550 was accrued for future payment.  At the election of the officer, accrued officer compensation may be converted into common stock of the Company at a rate of $1 per share.  In June 2008, $140,495 of accrued compensation was converted into 140,925 shares of common stock.

(3)

In 2008, $115,097 was paid and $4,903 was accrued for future payment.  In 2007, $77,000 was paid and $43,000 was accrued for future payment.  At the election of the officer, accrued officer compensation may be converted into common stock of the Company at a rate of $1 per share.  In June 2008, $130,000 of accrued compensation was converted into 130,000 shares of common stock.

Executive Officers’ Employment Contracts

Background information regarding our named executive officers is set forth earlier under Proposal No. 1.  Each of our named executive officers serves under an employment agreement.  The terms of each are described below.

David M. Morse’s employment agreement expires on October 11, 2012.  However, it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Mr. Morse is entitled to a base salary of $10,000 per month and is entitled to adjustments to his base salary based on certain performance standards.  He may participate in any general bonus plan established by the board of directors and is entitled to participate in the stock incentive plan of the Company on such terms as the board deems appropriate from time to time.  He will also be entitled to participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.  The agreement terminates on his death, incapacity (after 180 days), resignation, good cause as defined and good cause.  If he is terminated without cause, he is entitled to base salary, all bonuses otherwise applicable, and medical benefits for two years.

Joseph F. Scalisi’s employment agreement expires on October 11, 2012.  However, it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Mr. Scalisi is entitled to a base salary of $10,000 per month and is entitled to adjustments to his base salary based on certain performance standards.  He may participate in any general bonus plan established by the board of directors and is entitled to participate in the stock incentive plan of the Company on such terms as the board deems appropriate from time to time.  He will also be entitled to participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.  The agreement terminates on his death, incapacity (after 180 days), resignation, good cause as defined and good cause.  If he is terminated without cause, he is entitled to base salary, all bonuses otherwise applicable, and medical benefits for two years.

Desiree Mejia’s employment agreement expires on October 11, 2012.  However, it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Ms. Mejia is entitled to a base salary of $10,000 per month and is entitled to adjustments to her base salary based on certain performance standards.  She may participate in any general bonus plan established by the board of directors and is entitled to participate in the stock incentive plan of the Company on such terms as the board deems appropriate from time to time.  She will also be entitled to participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.  The agreement terminates on her death, incapacity (after 180 days), resignation, good cause as defined and good cause.  If she is terminated without cause, she is entitled to base salary, all bonuses otherwise applicable, and medical benefits for two years.

Stock Incentive Plan

On September 10, 2007, the directors and shareholders of our predecessor operating company adopted a 2007 Stock Incentive Plan.  The plan was assumed by the Company when our predecessor operating company was merged into the Company.  The plan reserves 2,250,000 shares for issuance pursuant to options, grants of restricted stock or other stock-based awards.  As of April 3, 2009, 219,356 shares of common stock have been granted under the plan. The plan is administered by the board of directors which has the power, pursuant to the plan, to delegate the administration of the plan to a committee of the board.  As noted earlier, the plan was ratified by the Control Group.

Ethical Considerations

We have adopted a Code of Business Conduct and a Code of Ethics for Senior Financial Officers.  Copies of each are available on our web site (www.locationbasedtech.com) and upon written or telephonic request to our Secretary at the above referenced address or telephone number.

RELATED PARTY TRANSACTIONS

There have been no related party transactions except as follows:

On November 28, 2005, the Company issued a promissory note to David Morse in the amount of $900,000 for funds loaned by Dr. Morse.  The note was secured by a pledge of the patents and trademarks owned by the Company.  As of the date hereof, the principal balance of the note has been reduced to zero through a combination of cash payments in the amount of $96,500 and the issuance of 803,500 shares of common stock at $1 per share.  In addition, accrued interest related to the note totaling $120,599 was converted into common stock of the Company at $1 per share.

On August 15, 2008, the Company entered into a consulting agreement with Richard Mejia, Jr. for business and financial advisory services related to fund raising, corporate governance and SEC filings.  The agreement expires February 15, 2009, but may be extended for an additional six-month period.  Mr. Mejia receives an hourly amount for his services that may be paid in a combination of cash and/or equity with the cash portion not to exceed 50%.  Mr. Mejia is related to Desiree Mejia, Chief Operating Officer, Secretary and Director, of the Company.  Mr. Mejia, is a retired partner from Ernst & Young LLP, one of the four largest accounting firms in the world, and is the father of Desiree Mejia, Chief Operating Officer, Secretary and Director, of the Company.  As of the date hereof, Mr. Mejia has not received, nor is due any compensation for services.

On September 3, 2008, the Company entered into an unsecured promissory note agreement with Joseph Scalisi, the Company’s Co-President and stockholder, for $950,000. Under the terms of the promissory note agreement, the principal and any unpaid interest shall be repaid by March 3, 2009, six months from the date of issuance.  The note bears interest at 8% per annum and may be repaid at any time before the repayment date, in part or in full, without penalty.

On January 26, 2009, the Company entered into an unsecured promissory note agreement with Joseph Scalisi, the Company’s Co-President and stockholder, for $350,000. Under the terms of the promissory note agreement, the principal and any unpaid interest shall be repaid by April 26, 2009, three months from the date of issuance. The note bears interest at 8% per annum and may be repaid at any time before the repayment date, in part or in full, without penalty.

From inception to August 31, 2008, each of David Morse, Joseph Scalisi and Desiree Mejia were paid salaries or other compensation totaling $405,000 (of which $230,000 was accrued for future payment), $405,000 (of which $20,000 was accrued for future payment) and $405,000 (of which $18,403 was accrued for future payment), respectively.

We have written employment contracts with Dr. Morse, Mr. Scalisi and Ms. Mejia and each holds an option to purchase up to 2,000,000 shares at $1 per share if we achieve certain operational benchmarks.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manor:

•           disclosing such transactions in reports where required;
•           disclosing in any and all filings with the SEC, where required;
•           obtaining disinterested directors consent; and
•           obtaining shareholder consent where required.

AUDIT AND RELATED FEES

Fees Paid to Independent Registered Public Accounting Firm

Comiskey & Company and Mendoza Berger & Company LLP served as our independent registered public accounting firms for the fiscal years ended August 31, 2008 and 2007, respectively.  The following table represents the fees billed to us for the audit and other services provided by our accountants:

	2008	2007
Audit Fees	$98,891	$-
Tax Fees	$2,400	$-
All Other Fees	$-	$-
TOTAL	$101,291	$12,513

AUDIT FEES. This category includes the annual audit of our consolidated financial statements included in our Form 10-KSB and the quarterly reviews of our consolidated financial statements included in our Form 10-QSB.  This category also includes advice on accounting matters that is normally provided by the accountant in connection with statutory and regulatory filings.

TAX FEES. These fees relate to the preparation and review of tax returns, tax planning and tax advisory services.

ALL OTHER FEES. None.

Pre-Approval Policies and Procedures.  Prior to engaging our accountants to perform a particular service, our board of directors obtains an estimate for the service to be performed.  All of the services described above were approved by the board of directors in accordance with its procedures.

FINANCIAL INFORMATION

Our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2008 filed with the SEC and a copy of our Quarterly Report for the Quarter Ended February 28, 2009 on Form 10-QSB filed with the SEC contain the most current audited annual, and unaudited quarterly, financial information about the Company which is publicly available.  As noted above, you can review these reports on the SEC web site (www.sec.gov), or we will mail copies to you upon written or telephonic request to our Secretary at the above referenced address or telephone number.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Anaheim, California
April 13, 2009

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC under the 34 Act.  The SEC maintains an Internet site that contains reports, proxy statements and other information about issuers, such as us, which file electronically with the SEC. The address of that site is http://www.sec.gov.

In the coming months, we expect that our SEC filings and our corporate governance charters will be available on our website (www.locationbasedtech.com).  In the meantime, copies of any of such documents may be obtained without charge by writing to, or calling, our Secretary at the above referenced address or telephone number.

You are encouraged to contact our Transfer Agent directly for the shareholder services itemized below:  Change in Certificate Registration; Change of Mailing Address; Lost or Stolen Certificates; Consolidation of Multiple Accounts or Stock Certificates; or Elimination of Duplicate Report Mailings.  Our Transfer Agent may be contacted at:

TranShare Corporation
5105 DTC Parkway, Suite 325
Greenwood Village, Colorado 80111
303-662-1112

Our Common Stock is traded in the Over-the-Counter Bulletin Board under the symbol:  LBAS.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR ACCOMPANYING THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED APRIL 13, 2009.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS PROXY STATEMENT TO OUR SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.